Exhibit 1

INFORMATIONAL PROSPECTUS ON THE SOLICITATION OF VOTING PROXIES

on the request for the grant of proxies for the exercise of voting rights at the

Ordinary Shareholders’ Meeting of Telecom Italia S.p.A., called on 4 May 2017

11:00 a.m., in a single call, at Viale Toscana, 3, Rozzano (Milan),

PROMOTER

Vivendi S.A.

ISSUER

Telecom Italia S.p.A.

PARTY ENGAGED TO SOLIICIT AND GATHER PROXIES AND DELEGATED TO EXPRESS VOTES AT THE

SHAREHOLDERS’ MEETING

Morrow Sodali

For information, call the toll-free number

or from abroad call: +39 0645212875

Service available from Monday through Friday from 10 AM until 7 PM or visit the website: www.sodali-transactions.com

or send an e-mail to: assemblea.telecom@morrowsodali.com

This solicitation of proxies is governed by Articles 136 et seq. of legislative decree no. 58 of 24 February 1998, as subsequently supplemented and amended (Testo Unico Finanziario or “TUF”) and Articles 135 et seq. of Consob Regulation no. 11971 of 14 May 1999 as subsequently supplemented and amended (“Issuers Regulation”).

This prospectus is dated 13 April 2017

QUESTIONS AND ANSWERS ON THE REASONS FOR THE SOLICITATION PROMOTED BY VIVENDI S.A. AND ON TELECOM ITALIA S.P.A.’S SHAREHOLDERS’ MEETING SCHEDULED FOR 4 MAY 2017

1.	Why are we asking for your proxy?

The current Board of Directors of Telecom Italia is approaching the end of its term and the Ordinary Shareholders’ Meeting (the “Shareholders’ Meeting”) to be held to elect a new Board has been scheduled for 4 May 2017. Given the current size of Vivendi’s position (i.e., 3,640,109,990 ordinary shares, representing 23.943% of the Company’s ordinary share capital), on 9 April 2017, Vivendi presented a slate of candidates for election of a majority of the members of the Board of Directors.

Half of the candidates on the slate presented by Vivendi are independent, and the slate fully complies with applicable law on gender balance, with four candidates of the less represented gender. These candidates bring outstanding professional qualifications and experience, having led diverse careers in various professional fields, making them especially qualified to contribute toward broadening the scope of discussions and viewpoints within the Board of Directors. In line with the Board’s current composition, three candidates hold high level positions within Vivendi (see attached biographies of the candidates).

Vivendi believes that the appointment of the carefully selected candidates included in its slate will ensure that the Company remains in a position to move forward seamlessly in the industrial initiatives it has already begun. The Company would also benefit from the professional qualifications and experience, including in the media and telecommunications sectors, of directors of exceptionally high international standing, capable of ensuring an optimal professional, cultural and background mix for the Board’s sound and effective functioning.

Vivendi is currently the Company’s lead shareholder. However, considering the average attendance at the Company’s past shareholders’ meetings, Vivendi is not in a position to secure on its own a majority vote at the Shareholders’ Meeting. Therefore, it is essential that Vivendi garner significant support from other shareholders to ensure that the majority of shareholders votes in favor of its slate at the Shareholders’ Meeting.

With this goal in mind, through this solicitation, Vivendi is providing thorough disclosure to the market on not only the names of its candidates, but also on the various resolutions that it intends to submit to the Shareholders’ Meeting related to the election of the new Board of Directors, in order to obtain voting proxies in favor of the above-mentioned proposals.

2.	What information does this prospectus contain?

This prospectus contains information on the objectives of the solicitation promoted by Vivendi in relation to the Shareholders’ Meeting and on our proposed resolutions, in order to enable you to make an informed decision on the vote to be expressed and on whether or not to accept our solicitation.

3.	What are Vivendi’s proposed resolutions?

Vivendi’s proposed resolutions concern the third item on the agenda of the Shareholders Meeting.

ITEM ON THE AGENDA	VIVENDI’S PROPOSED RESOLUTION
Third item on the agenda:	Vivendi proposes:

• Appointment of the Board of Directors related and consequent resolutions	(i) to set at 15 the number of members of the Company’s Board of Directors;

(ii) to set the term of office at 3 years, with expiry of the term on the date of the shareholders’ meeting to be held for the approval of the financial statement for year 2019;

(iii) to appoint as members of the Company’s Board of Directors:

• Arnaud Roy de Puyfontaine;

• Hervé Philippe;

• Frédéric Crépin;

• Giuseppe Recchi;

• Flavio Cattaneo;

• Félicité Herzog (*);

• Franco Bernabè(*);

• Marella Moretti (*);

• Camilla Antonini (*);

• Anna Jones (*);

(iv)   to set at Euro 2,200,000.00 the total annual compensation of the Board of Directors in accordance with art. 2389, paragraph 1, of the Italian Civil Code, assuming a composition of fifteen members, to be allocated among the Directors in accordance with the resolutions to be passed by the Board;

(v) to authorize the Directors to act notwithstanding the prohibition on competition set forth by Article 2390 of the Italian Civil Code, where applicable.

(*)	Candidate who meets the independence requirements provided by law (Art. 147-ter, paragraph 4, and Art. 148, paragraph 3, of Legislative Decree no. 58 of February 24, 1998) and by the Corporate Governance Code of listed companies.

4.	What do I have to do to accept the solicitation and vote in favor of Vivendi’s proposals?

Telecom Italia shareholders who intend to accept the solicitation must use the proxy form attached to this informational prospectus which – once duly filled in—must be received by 2 p.m. on 3 May 2017, and sent using one of the following methods:

•	by fax to numbers: +39 06 45212861, +39 06 45212862, +39 06 485747; or

•	by e-mail to: assemblea.telecom@morrowsodali.com; or

•	by registered letter, courier or hand delivery to: Morrow Sodali, Via XXIV Maggio, 43, 00187 Rome (RM), Italy.

The shareholders must also request their intermediary to notify Telecom Italia of their entitlement to attend the shareholders’ meeting and to exercise voting rights in accordance with art. 83-sexies of the TUF, on the base of the accounting records as of the end of the record date 24 April 2017.

Only those who will be entitled to attend and to vote at the Shareholders’ Meeting as of 24 April 2017 may accept the solicitation and grant a proxy to Vivendi in accordance with the methods described above.

In accordance with indications set forth in the notice of call of the Shareholders’ Meeting, the shareholders having shares on deposit with Telecom Italia must use the usual telephonic communication channels and intranet and internet addresses available to them.

5.	What should I do if I do not wish to accept the solicitation but do intend to vote in favor of the Vivendi’s proposals?

Telecom Italia shareholders who do not intend to accept this solicitation but nonetheless intend to vote in favor of the proposals submitted by Vivendi may do so as follows:

•	by personally attending the Shareholders’ Meeting and voting in favor of such proposals;

•	by granting a suitable proxy and giving instructions to a representative of their own choosing to vote in favor of such proposals; to such end, the proxy form available at Telecom Italia’s registered office and at the internet address: www.telecomitalia.com/shareholders’ meeting may be used; or

•	by exercising their voting rights remotely and voting in favor of such proposals: (i) online through the dedicated section of the website www.telecomitalia.com/shareholders’ meeting, in accordance with the methods and subject to the limits described therein, starting on 14 April 2017 and until midnight (CET) on 3 May 2017; or (ii) by correspondence, using the form available at the Registered Office and downloadable from the website www.telecomitalia.com/shareholders’ meeting starting on 14 April 2017, until the final deadline of 3 May 2017.

The shareholders must also ask their own intermediary to notify Telecom Italia of their entitlement to attend the Shareholders’ Meeting and to exercise voting rights in accordance with art. 83-sexies of the TUF, on the base of the accounting records as of the end of the record date 24 April 2017.

Only those who will be entitled to attend and to vote at the Shareholders’ Meeting as of 24 April 2017 may vote in favor of the proposals submitted by Vivendi in accordance with the methods described above.

In accordance with indications set forth in the notice of call of the Shareholders’ Meeting, (i) the shareholders having shares on deposit with Telecom Italia must use the usual telephonic communication channels and intranet and internet addresses available to them; (ii) the holders of ADRs listed on the New York Stock Exchange and representing ordinary Telecom Italia shares must contact JP Morgan Chase Bank, issuer of the above-mentioned ADRs (postal address of customer services P.O. Box 64504 St. Paul, MN 55164-0854; telephone +1 651 453 2128 for calls from countries other than the United States; +1 800 990 1135 for calls from the United States; e-mail address: jpmorgan.adr@wellsfargo.com).

In this respect please note that this solicitation is not addressed, directly or indirectly, and is shall not be accepted, directly or indirectly, by persons in the United States of America or in other countries where a specific authorization is required.

6.	Are there other matters on the agenda of the Shareholders’ Meeting?

The Shareholders’ Meeting is also called to resolve on the following items on the agenda that are not covered by this solicitation.

•	Financial statement as at 31 December 2016 – approval of the financial statement documentation – payment of the privileged dividend to the savings shares – related and consequent resolutions;

•	Report on Remuneration – resolution on the first section.

Pursuant to Article 138, paragraph 3, of the Issuers Regulation, Telecom Italia shareholders are entitled to express their vote for all of the matters on the agenda, even if not subject to solicitation, by completing and signing the proxy form attached to this informational prospectus.

TABLE OF CONTENTS

SECTION I – INFORMATION ON THE ISSUER AND THE SHAREHOLDERS’ MEETING		8

1.	Company name and registered office of the Issuer	8

2.	Day, time and location of the shareholders’ meeting	8

3.	Matters on the agenda	8

4.	List of the documentation prepared by the Issuer in view of the Shareholders’ Meeting and indication of the website on which such documentation will be available	8

SECTION II – INFORMATION ON THE PROMOTER		11

1.	Company name and legal form of the promoter	11

2.	Registered office of the Promoter	11

3.	Holders of significant shareholdings and persons who exercise, including collectively, control over the Promoter. Description of the contents of shareholders’ agreements concerning such company	11

4.	Description of business	12

5.	Indication of the number and classes of securities of the Issuer held by the by the Promoter and by companies belonging to the Promoter’s group, with specification of the title of possession and percentage of share capital held. Indication of the securities in relation to which it is possible to exercise voting rights	13

6.	Promoter’s grant of usufruct or pledge over the Telecom Italia securities or execution of loan or repurchase agreements on such securities, with indication of the quantity of securities and the party holding the voting right	13

7.	Financial position assumed by the Promoter or by companies belonging to its group through derivative instruments or contracts having Telecom Italia securities as their underlying	13

8.	Situations of conflict of interest envisaged under art. 135-decies TUF, and any other situation of conflict of interest that the Promoter may have, directly or indirectly, with Telecom Italia	13

9.	Indication of any loans received for the promotion of the solicitation	14

10.	Identification of any substitutes	14

SECTION III – INFORMATION ON THE VOTE		15

1.	Indication of the specific proposed resolutions, or any recommendations, declarations or other indications that are intended to accompany the request for grant of the proxy	15

2.	Indication of the reasons why the Promoter proposes the exercise of the vote in the manner indicated in the prospectus and in the proxy form. Indication on any plans concerning the Issuer related to the solicitation	16

3.	Conformity of the proxy to the Promoter’s proposals	19

4.	Other information	19

SECTION IV – INFORMATION ON THE GRANT AND REVOCATION OF THE PROXY		20

1.	Validity of the proxy	20

2.	Final deadline by which the form must be received by the Promoter	20

3.	Exercise of the vote by the Promoter in a manner differing from that proposed	21

4.	Revocation of the proxy	21

SECTION V – DECLARATION OF RESPONSIBILITY		22

SECTION I – INFORMATION ON THE ISSUER AND THE SHAREHOLDERS’ MEETING

1.	Company name and registered office of the Issuer

The company that is the issuer of the shares for which grant of the voting proxy is requested is Telecom Italia S.p.A., with registered office at Via Gaetano Negri, 1, 20123 Milan, tax code and registration with the Companies Register of Milan 00488410010. The Telecom Italia shares are traded in Italy on the Electronic Stock Exchange (Mercato Telematico Azionario), ISIN Code IT0003497168.

2.	Day, time and location of the shareholders’ meeting

The Ordinary Meeting of the Shareholders of Telecom Italia has been called on 4 May 2017, 11:00 a.m., in a single call, at Viale Toscana, 3 Rozzano (Milan), (the “Shareholders’ Meeting”).

The notice of call is available on Telecom Italia’s website www.telecomitalia.com/shareholders’ meeting.

3.	Matters on the agenda

The matters on the agenda of the Shareholders’ Meeting are set forth below:

•	Financial statement as at 31 December 2016 – approval of the financial statement documentation – payment of the privileged dividend to the savings shares – related and consequent resolutions;

•	Report on remuneration – resolution on the first section;

•	Appointment of the Board of Directors – related and consequent resolutions.

4.	List of the documentation prepared by the Issuer in view of the Shareholders’ Meeting and indication of the website on which such documentation will be available

As of the date of this prospectus, Telecom Italia has made available to the public, on its website, www.telecomitalia.com/shareholders’ meeting, and at its registered office and at the storage mechanism “1INFO” (www.1Info.it), the following documentation:

•	the notice of call of the Shareholders’ Meeting;

•	the file containing the explanatory reports and proposals of Telecom Italia’s Board of Directors on the matters on the agenda of the Shareholders’ Meeting;

•	the Report on corporate governance and ownership structure for year 2016 of Telecom Italia in accordance with art. 123-bis of the TUF;

•	the Annual Financial Report of Telecom Italia for year 2016;

•	the proxy form that shareholders may use to appoint a representative of their own choosing to attend the Shareholders’ Meeting pursuant to art. 2372 of the Italian Civil Code;

•	slate submitted by a group of asset management companies and international investors on 6 April 2017;

•	slate submitted by Vivendi on 9 April 2017.

It should be recalled that the shareholders are entitled to view and to obtain a copy, at their own expense, of all of the documentation filed at the Issuer’s registered office in accordance with art. 130 TUF.

It should be noted, furthermore, that Telecom Italia’s Board of Directors decided not to designate a representative in accordance with art. 135-undecies of the TUF.

* * *

As of the date of this prospectus, the following documentation is available on the Promoter’s website, www.vivendi.com, and on the website of the party appointed to solicit and gather the proxies, www.sodali-transactions.com:

•	the notice of solicitation of proxies promoted by Vivendi;

•	this informational prospectus on the solicitation of voting proxies.

•	the form of proxy that the ordinary shareholders of Telecom Italia may use to accept the solicitation promoted by Vivendi.

In order to obtain a copy of the documentation made available by the Promoter, the ordinary shareholders of Telecom Italia may also, in addition to downloading it directly from the websites indicated above, receive it by e-mail by sending a request using any of the following methods:

•	by fax to numbers: +39 06 45212861, +39 06 45212862, +39 06 485747; or

•	by e-mail to: assemblea.telecom@morrowsodali.com; or

•	by registered letter, courier or hand delivery to: Morrow Sodali, Via XXIV Maggio, 43, 00187 Rome (RM), Italy.

Following such request, Vivendi will send the documentation completely free of charge to the requesting shareholder.

* * *

The ordinary shareholders of Telecom Italia who intend TO ACCEPT the solicitation promoted by Vivendi must use EXCLUSIVELY the proxy form available on the websites www.vivendi.com and www.sodali-transactions.com following the instructions set forth in Section IV below.

The shareholders of Telecom Italia who DO NOT intend to accept the solicitation promoted by Vivendi but do wish TO VOTE IN FAVOR of the proposals presented by Vivendi may do so as follows:

•	by personally attending the Shareholders’ Meeting and voting in favor of such proposals;

•	by granting a suitable proxy and giving instructions to a representative of their own choosing to vote in favor of such proposals; to such end, the proxy form available at Telecom Italia’s registered office and at the internet address: www.telecomitalia.com/shareholders’ meeting may be used; or

•	by exercising their voting rights remotely and voting in favor of such proposals: (i) online through the dedicated section of the website www.telecomitalia.com/shareholders’ meeting, in accordance with the methods and subject to the limits described therein, starting on 14 April 2017 and until midnight (CET) on 3 May 2017; or (ii) by correspondence, using the form available at the Registered Office and downloadable from the website www.telecomitalia.com/shareholders’ meeting starting on 14 April 2017, until the final deadline of 3 May 2017.

SECTION II – INFORMATION ON THE PROMOTER

1.	Company name and legal form of the promoter

The party who intends to promote the solicitation of voting proxies is Vivendi S.A. (“Vivendi” or the “Promoter”).

The Promoter has appointed Morrow Sodali (the “Representative”) to carry out the collection of voting proxies and to vote at the Shareholders’ Meeting, exercising the proxies granted following and in the context of the Solicitation. The Representative has its registered office at via XXIV maggio, 43, 00187—Rome.

Acceptance of the Solicitation and grant of the proxy to the Representative confer to the latter standing to represent the shareholder at the Shareholders’ Meeting and to exercise the voting right in accordance with the instructions given by the shareholder.

The voting proxy may be granted by both retail investors and institutional investors.

2.	Registered office of the Promoter

The Promoter has its registered office at Avenue de Friedland, 42, Paris 75380.

3.	Holders of significant shareholdings and persons who exercise, including collectively, control over the Promoter. Description of the contents of shareholders’ agreements concerning such company

As of the date of this prospectus, Vivendi’s share capital amounts to Euro 7,080,156,930 comprised of 1,287,301,260 shares.

As of the date of this prospectus, no person exercises control over the Promoter and there are no shareholders’ agreements concerning Vivendi’s shares. However, Groupe Bolloré, with 28,93% of the company’s (gross) voting rights, is currently its lead shareholder.

To the Promoter’s knowledge, the significant shareholders who hold registered shares or who have notified their shareholding in accordance with the applicable legal framework are:

Groups	% share Capital	% of voting rights (gross)	Number of shares	Number of votings rights (gross)
Groupe Bolloré	20.65	28.93	265 832 839	428 165 678
BlackRock Inc.	4.26	3.71	54 893 987	54 893 987
PEG Vivendi	3.22	4.22	41 407 849	62 419 827
CDC-BPI/DFE	3.01	2.67	38 726 199	39 575 649
Amundi	2.65	2.31	34 133 190	34 133 190
State Street Corporation (SSC)	2.35	2.05	30 283 853	30 283 853
Newton	2.18	1.90	28 077 803	28 077 803
Landsdowne Partners (UK) LLP	1.62	1.41	20 852 560	20 852 560
NBIM (Norges Bank Investment Management)	1.61	1.40	20 672 783	20 672 783
Lyxor International Asset Management	1.50	1.30	19 286 159	19 286 159
UBS Investment Bank	1.34	1.17	17 253 929	17 253 929
Mason Capital Management LLC	1.14	0.99	14 653 671	14 653 671
DNCA Finance	1.09	0.95	13 985 000	13 985 000
Natixis Asset Management	1.06	0.92	13 610 809	13 610 809
Artisan Partners Limited Partnership	1.03	0.90	13 246 118	13 246 118
CNP Assurances	1.00	0.91	12 836 828	13 510 334
Autodétention et Autocontrôle	3.06	2.66	39 420 135	39 420 135
Autres actionnaires	47.24	41.61	608 127 548	615 811 625

Total	100.00	100.00	1 287 301 260	1 479 853 110

4.	Description of business

Vivendi is an integrated media and content group. In 2016, the group recorded revenues of Euro 10.8 billion and employed more than 22 000 people in the world.

The company operates businesses throughout the media value chain, from talent discovery to the creation, production and distribution of content. The main subsidiaries of Vivendi comprise Canal+ Group and Universal Music Group.

Universal Music Group is the world leader in recorded music, music publishing and merchandising, with more than 50 labels covering all genres.

Canal+ Group is the leading pay-TV operator in France, and also serves markets in Africa, Poland and Vietnam. Canal+ operations include Studiocanal, a leading European player in production, sales and distribution of film and TV series.

Gameloft is a pioneer and a worldwide leader in mobile games, with nearly 3 million games downloaded per day in 2016, that successfully balances market and technological development while always pushing for innovation.

With 3 billion videos viewed each month, Dailymotion is one of the biggest video content aggregation and distribution platforms in the world.

Finally, a separate division, Vivendi Village, brings together Vivendi Ticketing (ticketing in the UK, the U.S and France), MyBestPro (experts counseling), Watchever (subscription streaming services), Radionomy (digital radio), the Paris-based venues L’Olympia and Theatre de l’Oeuvre, the CanalOlympia venues in Africa, Olympia Production (production house for shows and concerts) and Festival Production (cultural events in France).

5.	Indication of the number and classes of securities of the Issuer held by the by the Promoter and by companies belonging to the Promoter’s group, with specification of the title of possession and percentage of share capital held. Indication of the securities in relation to which it is possible to exercise voting rights

As of the date of this prospectus, Vivendi holds 3,640,109,990 ordinary shares representing 23.943% of Telecom Italia’s ordinary share capital.

The ordinary shares in Telecom Italia held by the Promoter are freely transferable and each share confers a voting right in all ordinary and extraordinary shareholders’ meetings, as well as the other ownership and administrative rights provided under applicable provisions of law and the by-laws.

6.	Promoter’s grant of usufruct or pledge over the Telecom Italia securities or execution of loan or repurchase agreements on such securities, with indication of the quantity of securities and the party holding the voting right

The Promoter has not entered into repurchase or securities lending agreements, or agreements granting rights of usufruct or pledge concerning the Issuer’s shares, nor has it undertaken other commitments of any other nature having the Issuer’s shares as an underlying (such as, merely by way of example, option, future, swap or forward contracts on such financial instruments) either directly or through fiduciary companies or agents or through subsidiaries.

7.	Financial position assumed by the Promoter or by companies belonging to its group through derivative instruments or contracts having Telecom Italia securities as their underlying

The Promoter and the companies belonging to the Promoter’s group have not assumed financial positions through derivative instruments or contracts having Telecom Italia securities as their underlying.

8.	Situations of conflict of interest envisaged under art. 135-decies TUF, and any other situation of conflict of interest that the Promoter may have, directly or indirectly, with Telecom Italia

None of the situations of conflict of interest referred to under art. 135-decies TUF exists, apart from the following: as of the date of this prospectus, Vivendi holds 3,640,109,990 ordinary shares, representing 23.943% of Telecom Italia’s ordinary share capital, is Telecom Italia’s lead shareholder and qualifies as a related party.

For the sake of thoroughness, Vivendi points out the following:

•	Telecom Italia’s directors currently in office, Arnaud Roy de Puyfontaine, Hervé Philippe and Stéphane Roussel, hold roles as key managers at companies belonging to the Vivendi group; in particular, Arnaud Roy de Puyfontaine is the CEO and the Chairman of the Management Board of Vivendi, Hervé Philippe is the CFO and a member of the Management Board of Vivendi, Stéphane Roussel is Chief Operating Officer and member of the Management Board of Vivendi.

•	Messrs. Arnaud Roy de Puyfontaine, Hervé Philippe and Frédéric Crépin, who are included on the slate presented by Vivendi for appointment to Telecom Italia’s Board of Directors, hold roles as key managers at companies of the Vivendi group; in particular, in addition to the above, Frédéric Crépin is the General Counsel, Company Secretary and member of the Management Board of Vivendi.

9.	Indication of any loans received for the promotion of the solicitation

The Promoter has not received loans for the promotion of this solicitation of proxies.

10.	Identification of any substitutes

For purposes of exercising the proxy referred to in this solicitation, the Promoter hereby reserves the right to avail itself of the substitutes indicated by the Representative, or:

•	Guido Maniglio, born in Rome on 24 May 1986, c.f. MNGGDU86E24H501O;

•	Benjamin Keyes, born in Rome on 18 December 1973, c.f. KYSBJM73T18H501Q;

•	Matteo Gabriel Antoni, born in Caracas on 16 June 1984, c.f. NTNMTG84H16Z614P.

In relation to such persons, to the Promoter’s knowledge, none of the situations of conflict of interest referred to in art. 135-decies of the TUF exists.

SECTION III – INFORMATION ON THE VOTE

1.	Indication of the specific proposed resolutions, or any recommendations, declarations or other indications that are intended to accompany the request for grant of the proxy

The solicitation concerns the third item on the agenda set forth in the notice of call of the Shareholders’ Meeting.

The solicitation of proxies is aimed at ensuring the approval of the following proposed resolutions formulated by Vivendi.

* * *

ITEM ON THE AGENDA	VIVENDI’S PROPOSED RESOLUTION

Third item on the agenda:	Vivendi proposes:

• Appointment of the Board of Directors – related and consequent resolutions	(i) to set at 15 the number of members of the Company’s Board of Directors;

(ii) to set the term of office at 3 years, with expiry of the term on the date of the shareholders’ meeting to be held for the approval of the financial statement for year 2019;

(iii) to appoint as members of the Company’s Board of Directors:

• Arnaud Roy de Puyfontaine;

• Hervé Philippe;

• Frédéric Crépin;

• Giuseppe Recchi;

• Flavio Cattaneo;

• Félicité Herzog (*);

• Franco Bernabè(*);

• Marella Moretti (*);

• Camilla Antonini (*); • Anna Jones (*);

(iv)   to set at Euro 2,200,000.00 the total annual compensation of the Board of Directors in accordance with art. 2389, paragraph 1, of the Italian Civil Code, assuming a composition of fifteen members, to be allocated among the Directors in accordance with the resolutions to be passed by the Board;

(v)    to authorize the Directors to act notwithstanding the prohibition on competition set forth by Article 2390 of the Italian Civil Code, where applicable.

(*)	Candidate who meets the independence requirements provided by law (Art. 147-ter, paragraph 4, and Art. 148, paragraph 3, of Legislative Decree no. 58 of February 24, 1998) and by the Corporate Governance Code of listed companies.

2.	Indication of the reasons why the Promoter proposes the exercise of the vote in the manner indicated in the prospectus and in the proxy form. Indication on any plans concerning the Issuer related to the solicitation

Telecom Italia’s Board of Directors, which is now approaching the end of its term and was initially comprised of 13 members, was appointed by the Shareholders’ Meeting held on 16 April 2014. Vivendi did not attend this meeting because it only became a shareholder of Telecom Italia in June 2015, when it acquired 14.9% of Telecom Italia’s ordinary shares.

As Vivendi has stated on numerous occasions, its entry into the Company’s share capital constitutes, for Vivendi, a long-term investment and falls within its strategy aimed at the development of the Group in Europe, with Telecom Italia’s success being a cornerstone of such strategy. With this in mind and given the size of its investment (23.943% of Telecom Italia’s ordinary shares), Vivendi has proposed for election at the shareholders’ meeting of May 4, 2017, a majority of the candidates to become members of the Company’s new Board of Directors. The overarching objective of this is to contribute physiologically and constructively toward the optimal management of the Company in the interest of all shareholders, by proposing the appointment of members who would bring outstanding experience, including at the international level, in the Company’s core sector, with proven professional qualifications and independence.

Half of the candidates on the slate presented by Vivendi are independent, and the slate fully complies with applicable law on gender balance, with four candidates of the less represented gender. These candidates bring outstanding professional qualifications and experience, having led diverse careers in various professional fields, making them especially qualified to contribute toward broadening the scope of discussions and viewpoints within the Board of Directors. In line with the Board’s current composition, three candidates hold high level positions within Vivendi (see attached biographies of the candidates).

Vivendi believes that the appointment of the carefully selected candidates included in its slate will ensure that the Company remains in a position to move forward seamlessly in the industrial initiatives it has already begun. The Company would also benefit from the professional qualifications and experience, including in the media and telecommunications sectors, of directors of exceptionally high international standing, capable of ensuring an optimal professional, cultural and background mix for the Board’s sound and effective functioning.

Vivendi is currently the Company’s lead shareholder. However, considering the average attendance at the Company’s past shareholders’ meetings, Vivendi is not in a position to secure on its own a majority vote at the Shareholders’ Meeting. Therefore, it is essential that Vivendi garner significant support from other shareholders to ensure that the majority of shareholders votes in favor of its slate at the Shareholders’ Meeting.

With this goal in mind, through this solicitation, Vivendi is providing thorough disclosure to the market on not only the names of its candidates, but also on the various resolutions that it intends to submit to the Shareholders’ Meeting related to the election of the new Board of Directors, in order to obtain voting proxies in favor of the above-mentioned proposals. As regards the reasons underlying such further voting proposals Vivendi represents as follows.

1. To set at 15 the number of members of the Company’s Board of Directors. Over the last three-year period the composition of the Board of Directors increased from 13 to 17 members and was then subsequently reduced to 16 members following the resignation of Mr. Marco Emilio Patuano on 20 March 2016, who was not replaced; a composition that was acknowledged by the current Board of Directors in its report prepared for the Shareholders’ Meeting “- based on the evidence of the Board Review -has proved adequate for the efficient management of the board, ensuring the necessary diversity and a convenient mix within the Board […] the Board of Directors is favourable to a potential reduction in the number of Directors down to 13, while confirming the proper operation of the body with the existing composition of 16 members”. Therefore, notwithstanding the fact that the current Board of Directors is in favor of a reduction of the size of the board to 13 members, Vivendi believes that a Board of Directors comprised of 15 members would better ensure the balanced presence of an adequate number of directors with experience and expertise in various fields in the interest of the company, of independent directors and of representatives of the less represented gender.

2. To set the term of office at 3 years, with expiry of the term on the date of the shareholders’ meeting to be held for the approval of the financial statement for year 2019. The three-year term is the maximum permitted by Article 2383, paragraph 2, of the Italian Civil Code and it represents a coherent time frame in order to allow the complete carrying out of business initiatives having a medium-long term perspective; furthermore, it is a term in line with the practice of Telecom Italia and of almost all listed companies which Vivendi deems convenient to confirm.

3. To set at Euro 2,200,000.00 the total annual compensation of the Board of Directors in accordance with art. 2389, paragraph 1, of the Italian Civil Code, assuming a composition of fifteen members, to be allocated among the Directors in accordance with the resolutions to be passed by the Board. The amount of the remuneration proposed for the entire Board of Directors is in line with that one granted by the Shareholders’ Meeting in the context of the appointment of the current Board of Directors (reduced proportionally due to the lower number of members); in Vivendi’s opinion, it is an amount consistent with the complexities, the commitment and the responsibilities related to the performance of the duties of a director of a company as significant as Telecom Italia.

4. To authorize the Directors to act notwithstanding the prohibition on competition set forth by Article 2390 of the Italian Civil Code, where applicable. The provision at issue sets forth that the Directors may not assume the capacity of shareholders having unlimited liability in competing companies, nor carry out a competing business on their own or on behalf of third parties nor serve as directors or general managers in competing companies, unless authorized by the Shareholders’ Meeting. In case of failure to comply with such provision, the Director may be revoked from the office and is liable for any damages incurred by the company.

Based on the declarations made, all the candidates for the office of Board member of Telecom Italia included in the two submitted slates are not in the conditions provided for by Article 2390 of the Italian Civil Code. Having said that, the authorization would only be required if - following the appointment - one or more directors fell in one of the situations indicated above (e.g. directors in a competing company). For the sake of clarity, please note that the said provision would apply only with respect to companies being competitors of Telecom Italia because of the business sector and geographical market they operate in. Lacking any actual situation of completion, the request of the aforementioned authorization, that is in line with the practice of Telecom Italia and other listed companies, is precautionary and merely prudential.

In any case, the application of Article 2391 of the Italian Civil Code regarding the conflict of interests of directors would apply.

3.	Conformity of the proxy to the Promoter’s proposals

The shareholders who will accept the proxy solicitation promoted by Vivendi will only be entitled to vote in favor of the proposals formulated by Vivendi.

Moreover, under Article 138, paragraph 3, of the Issuer Regulation, the shareholders are entitled to express their vote for all matters on the agenda, even if not covered by this solicitation, by signing the proxy form attached to this informational prospectus.

4.	Other information

Not applicable.

SECTION IV – INFORMATION ON THE GRANT AND REVOCATION OF THE PROXY

1.	Validity of the proxy

For purposes of the validity of the proxy, the specific form must be signed and dated:

•	in the case of an individual, by the person holding the voting right;

•	in the case of a legal entity, by its legal representative.

In relation to attendance and voting, it should be recalled that:

a)	The shareholders must also request their intermediary to notify Telecom Italia of their entitlement to attend the Shareholders’ Meeting and to exercise voting rights in accordance with art. 83-sexies of the TUF, on the base of the accounting records as of the end of the record date 24 April 2017.

b)	Only those who are entitled to attend and to vote at the Shareholders’ Meeting as of 24 April 2017 may accept the solicitation and grant a proxy to Vivendi in accordance with the methods described above.

c)	In accordance with indications set forth in the notice of call of the Shareholders’ Meeting, the shareholders having shares on deposit with Telecom Italia must use the usual telephonic communication channels and intranet and internet addresses available to them.

2.	Final deadline by which the form must be received by the Promoter

Telecom Italia shareholders who intend to accept the solicitation must use the proxy form attached to this informational prospectus, which – once duly filled in - must be received by 2 p.m. on 3 May 2017, using any of the following methods:

•	by fax to numbers: +39 06 45212861, +39 06 45212862, +39 06 485747; or

•	by e-mail to: assemblea.telecom@morrowsodali.com; or

•	by registered letter, courier or hand delivery to: Morrow Sodali, Via XXIV Maggio, 43, 00187 Rome (RM), Italy.

In the event that the proxy is sent by fax or e-mail, please send to the Representative the original document or an electronic document signed electronically, in accordance with Article 21, paragraph 2, of Legislative Decree no. 82 of 7 March 2005. The proxy form must be accompanied by, in the case of individuals, a photocopy of their identity document or, in the case of legal entities, a photocopy of the certificate issued by the companies register or of a special power-of-attorney certifying the powers of representation of the person signing the proxy in the name and on behalf of the client.

The Promoter does not assume any liability whatsoever in the event of failure to exercise the vote in relation to proxies that are received after such date and/or proxies which, although received by such deadline, are not fully compliant with applicable law.

3.	Exercise of the vote by the Promoter in a manner differing from that proposed

Where expressly authorized by the person solicited, in the event that significant circumstances were to occur, that are unknown at the time of grant of the proxy and that may not be notified to the latter, of such a nature as to lead to a reasonable belief that had such person been aware of them, he would have given his approval, the Promoter may exercise the vote in a manner differing from that proposed.

In the event that the above-mentioned significant circumstances were to occur and the Promoter has not been authorized to exercise the vote in a different manner, the voting instructions shall be deemed confirmed.

4.	Revocation of the proxy

The proxy is always revocable at any time through a written declaration to be notified to the Promoter by the end of the day before the scheduled date of the Shareholders’ Meeting or, in other words, by 2 p.m. on 3 May 2017, in accordance with the methods indicated in the proxy form.

SECTION V – DECLARATION OF RESPONSIBILITY

Apart from the information on the matters on the agenda made available by Telecom Italia in accordance with the applicable legal framework, the Promoter represents that the information set forth in this prospectus and in the proxy form are suitable to enable the solicited person to make an informed decision on whether or not to grant the proxy.

The Promoter is furthermore responsible for the completeness of the information disseminated over the course of the solicitation.

* * *

This prospectus has been sent to Consob at the same time as its dissemination to the recipients of the solicitation.

Paris, 13 April 2017

Promoter

Vivendi S.A.

Annex:

Curriulum Vitae

ARNAUD DE PUYFONTAINE

French citizen.

Business address

Vivendi—42, avenue de Friedland—75008 Paris—France.

EXPERTISE AND EXPERIENCE

Mr. Arnaud de Puyfontaine was born on April 26, 1964 in Paris, France, and is a graduate of the ESCP (1988), the Multimedia Institute (1992) and Harvard Business School (2000).

In 1989, he started his career as a consultant at Arthur Andersen and then worked as a project manager at Rhône-Poulenc Pharma in Indonesia.

In 1990, he joined Figaro as Executive Director.

In 1995, as a member of the founding team of the Emap group in France, he headed Télé Poche and Studio Magazine, managed the acquisition of Télé Star and Télé Star Jeux, and started up the Emap Star Division, before becoming Chief Executive Officer of Emap

France in 1998.

In 1999, he was appointed Chairman and Chief Executive Officer of Emap France, and, in 2000, joined the Executive Board of Emap Plc. He has led several M&A deals, and concomitantly, from 2000 to 2005, served as Chairman of EMW, the Emap/Wanadoo digital subsidiary.

In August 2006, he was appointed Chairman and Chief Executive Officer of Editions Mondadori France. In June 2007, he became General Head of all digital business for the Mondadori group.

In April 2009, Mr. Puyfontaine joined the Hearst media group as Chief Executive Officer of its UK subsidiary, Hearst UK. In 2011, on behalf of the Hearst group, he led the acquisition of 102 magazines from the Lagardère group published abroad, and, in June 2011, was appointed Executive Vice President of Hearst Magazines International. In May 2012, he joined the Board of Directors of Schibsted. Then, in August 2013, he was appointed Managing Director of Western Europe. He was Chairman of ESCP Europe Alumni.

From January to June, 2014, Mr. Puyfontaine was a member of Vivendi’s Management Board and Senior Executive Vice President in

charge of its media and content operations. Since June 24, 2014, he has been CEO and Chairman of the Management Board of Vivendi.

POSITIONS CURRENTLY HELD WITHIN THE VIVENDI GROUP

•	Vivendi, CEO and Chairman of the Management Board

•	Universal Music France, Chairman of the Supervisory Board

•	Canal+ Group, Member of the Supervisory Board

•	Banijay Group, permanent representative of Vivendi on the Supervisory Board

OTHER POSITIONS AND FUNCTIONS

•	Telecom Italia S.p.A. (*), Vice-Chairman of the Board of Directors

•	Gloo Networks plc (*) (United Kingdom), Non-Executive Chairman

•	Schibsted Media group, Independent Director

•	Innit, member of the Advisory Committee

•	French-American Foundation, Chairman

(*)	Listed companies.

HERVÉ PHILIPPE

French citizen.

Business address

Vivendi - 42, avenue de Friedland—75008 Paris—France.

EXPERTISE AND EXPERIENCE

Mr. Hervé Philippe was born on August 10, 1958 in Cheillé, France. He is a graduate of the Institut d’Études Politiques de Paris and holds a degree in economic sciences. He began his career with Crédit National in 1982 as account manager for business financing in the Île-de-France region.

In 1989, he joined the French market authority, the Commission des opérations de bourse (COB) as manager for the sector of French companies listed for trading. From 1992 to 1998, he served as Head of the Transactions and Financial Information department.

In 1998, he joined the Sagem group, where he held the positions of Director of Legal and Administrative Affairs at Sagem SA (1998- 2000), Chief Administrative and Financial Officer at Sfim (1999-2000), and Director of Communication at Sagem SA (2000-2001). In 2001, he assumed the position of Chief Financial Officer and became a member of the Sagem SA Management Board in 2003.

Hervé Philippe was appointed Chief Financial Officer of the Havas group in November 2005 and, in May 2010, was named deputy Chief Executive Officer (Directeur Général Délégué) until December 31, 2013.

He has served as Vivendi’s Chief Financial Officer since January 1, 2014 and as a member of its Management Board since June 24, 2014.

CURRENT POSITIONS WITHIN THE VIVENDI GROUP

•	Vivendi, Member of the Management Board

•	Canal+ Group, Vice-Chairman of the Supervisory Board

•	Compagnie Financière du 42, avenue de Friedland (SAS), Chairman

•	Dailymotion, Director and member of the Audit Committee

•	Universal Music France, Member of the Supervisory Board

•	Banijay Group, permanent representative of Vivendi Content on the Supervisory Board

OTHER POSITIONS AND FUNCTIONS

•	Telecom Italia S.p.A. (*), Director

•	Harvest (**), Director

•	Sifraba, Director

•	Jean Bal, Director

(*)	Listed company.
(**)	Listed on a nonregulated market.

FRÉDÉRIC CRÉPIN

French citizen.

Business address

Vivendi—42, avenue de Friedland—75008 Paris—France.

EXPERTISE AND EXPERIENCE

Frédéric Crépin was born on December 25, 1969. He is a graduate of the Institut d’Études Politiques de Paris (Sciences-Po), and holds a master’s degree in European business law from the Université Panthéon-Assas (Paris II), a master’s degree in labor and employment law from the Université Paris Ouest Nanterre La Défense (Paris X Nanterre), and an LLM degree (Master of Laws) from New York University School of Law.

Admitted to the bars of both Paris and New York, Mr. Crépin began his career working as an attorney at several law firms. From 1995 to 1998, he was an attorney at Siméon & Associés in Paris and then, from 1999 to 2000, he was an associate at Weil Gotshal & Manges LLP in New York.

From July 2000 to August 2005, Mr. Crépin served as a Special Advisor to the General Counsel and as a member of the legal department of Vivendi Universal before being appointed Senior Vice President and Head of the legal department of Vivendi in August 2005. In June 2014, he was named General Counsel and Company Secretary of the Vivendi group. In September 2015, he became General Counsel of Canal+ Group.

He was appointed to the Vivendi Management Board on November 10, 2015.

Frédéric Crépin is a lecturer at the Institut d’Études Politiques de Paris.

CURRENT POSITIONS WITHIN THE VIVENDI GROUP

•	Vivendi, Member of the Management Board

•	Groupe Canal+, Member of the Supervisory Board

•	Studiocanal, Member of the Supervisory Board

•	Universal Music France (SAS), Member of the Supervisory Board

•	Dailymotion, Director

•	Wengo, Director

•	Canal Olympia, Director

•	L’Olympia, Director

•	SIG 116 SAS, Chairman

•	SIG 117 SAS, Chairman

•	SIG 119 SAS, Chairman

•	SIG 120 SAS, Chairman

•	Vivendi Holding I LLC. (United States), Director

OTHER POSITIONS AND FUNCTIONS

None

GIUSEPPE RECCHI

Giuseppe Recchi was born in Naples, in1964.

He has been Executive Chairman of Telecom Italia since April 2014 and Chair of the Fondazione TIM (TIM Foundation).

He was Chairman of the Board of Eni from 2011 to 2014.

He is a member of the Board of Directors of UnipolSai Assicurazioni S.p.A. and of the dell’Istituto Europeo di Oncologia (IEO).

He is also a member of the General Committee and of the Advisory Board of Confindustria (where he founded the Foreign Investment Committee); the Italian Institute of Technology; the Corporate Governance Committee and of the Board of Assonime (Italian Joint Stock Companies).

Until 1999 he was an entrepreneur with Recchi Costruzioni Generali, a general contractor active in 25 Countries in the construction of public infrastructure, spending most of his professional life in the United States.

In 1999 he joined General Electric, where he held several managerial positions in the United States and Europe. He served as Chief Executive Director of GE Capital Structure Finance Group and Managing Director for M&A of EMEA.

Until May 2011 he was President & CEO of GE South Europe.

He served in several boards among which Exors S.p.A., the European Advisory Board of Blackstone, the Advisory Board of Invest Industrial (private equity), the Massachusetts Institute of Technology E.I. Advisory Board and he was Co-Chair of the Task Force on Improving Transparency and Anti-Corruption of B20.

He graduated in Engineering at the Polytechnic University of Turin. He has been visiting Professor in Corporate Finance at Turin University (2004-2006).

POSITIONS AND FUNCTIONS

•	Telecom Italia S.p.A. (*), Chairman of the Board of Directors

•	Unipol Sai Assicurazioni S.p.A. (*), Director

•	Esaote S.p.A., Director

•	Istituto Europeo di Oncologia (IEO), Director

(*)	Listed companies.

FLAVIO CATTANEO

Flavio Cattaneo was born in Rho (Milan) on June 27, 1963.

After graduating in Architecture from Politecnico di Milano, Flavio Cattaneo also specialised in business management.

On March 30, 2016 he was appointed the CEO of Telecom Italia where he had already been serving as board member since April 2014.

From February 2015 to April 2016, Flavio Cattaneo was CEO at NTV S.p.A., where he still serves as a board member.

From December 2014 to May 2016 he was an independent director at Generali Assicurazioni S.p.A..

From January 2008 to April 2015 he was an independent Director at Cementir Holding S.p.A..

He was CEO at Terna S.p.A from November 2005 to May 2014; from May 2006 to November 2009, he also was President of Terna Participaçoes S.A., a subsidiary of Terna S.p.A. where he also supervised its listing in Brazil.

From March 2003 to September 2005 he was General Manager at RAI S.p.A..

From 1999 to 2003 he was President and CEO at Fiera Milano S.p.A., where he had previously served as Commissioner.

From 1999 to 2001 he was Vice-president and member of the AEM S.p.A. Executive committee.

Besides the aforementioned positions, he sat on various boards of directors of Italian companies operating in several sectors including construction, real estate, broadcasting, services, new technologies, public services and facilities.

POSITIONS AND FUNCTIONS

•	Telecom Italia S.p.A. (*), Chief Executive Officer

•	Nuovo Trasporto Viaggiatori – NTV S.p.A., Director

(*)	Listed Company.

April 2017

Flavio Cattaneo

FELICITE HERZOG

French nationality

Business address

Apremont Conseil—20 rue Quentin Bauchart 75008 Paris

Expertise and experience

Félicité Herzog was born on April 23, 1968. She is a graduate of the Institut d’Etudes Politiques de Paris and of INSEAD (MBA programme).

In 1992, she joined Lazard Frères in Paris, where she was an advisor in the government consulting team for Gabon and Russia on debt rescheduling issues. She continued her career in the mergers and acquisitions department of Lazard Frères in New York until 1996, when she joined the mergers and acquisitions team of JP Morgan in London.

In 1997, she moved to Apax Ventures, a private equity fund in London, where she specialized in telecommunications investments in Europe. In 2000, she was hired by Madison Dearborn Partners, a US private equity fund in London, where she supervised investments of the same type.

In 2002, she became Vice President, Mergers and Acquisitions of the Publicis Group, supervising and implementing mergers, disposal and acquisitions in the publicity and marketing services.

In 2007, she joined Areva as Senior Vice President of Development, in charge of organizational advice, optimization of structures, cost control and product range optimization, before being appointed as Deputy CEO of Technicatome, an Areva subsidiary producing naval propulsion nuclear reactors.

Since 2013, Ms.Herzog has been CEO of Apremont Conseil, a strategy consulting firm. On May 3 2016, she was appointed as Board member of Gaumont, the film production company.

FRANCO BERNABÈ

Franco Bernabè was born in Vipiteno (Bozen) on 18 September 1948.

After earning his degree with honors in Economics and Political Science at the University of Turin in 1973, Mr. Bernabè worked for two years as a post-graduate fellow at the Einaudi Foundation.

He began his professional career as a Senior Economist at the OECD Department of Economics and Statistics in Paris. In 1978 he joined the Planning Department of FIAT as Chief Economist.

In 1983 he joined ENI as an assistant to the Chairman and became subsequently the head of Corporate Planning, Financial Control and Corporate Development; from 1992 to 1998 Mr. Bernabè was CEO of ENI. During his two terms he achieved the turnaround of the company and its successful privatization bringing ENI to be one of the largest oil companies by market capitalization worldwide.

In November 1998 he became CEO of Telecom Italia, a position he retained until May 1999.

At the end of 1999 he founded FB Group, an investment company active in the areas of financial advisory, ICT and renewable energy. In 2004, following the contribution of the financial advisory activities of FB Group in Rothschild S.p.A., he was appointed as Vice Chairman of Rothschild Europe, position which he left when he became CEO of Telecom Italia.

He was Chief Executive Officer of Telecom Italia from 2007 to 2011 and Executive Chairman of the Company during the following three-year period until 2013.

In 2015 he has been appointed as Chairman of CartaSì and Vice Chairman of the Istituto delle Banche Popolari Italiane (Icbpi), becoming Chairman thereof in 2016.

In 2016 he has become president of the Italian Commission of UNESCO, which aims at enhancing the promotion, the connection, information, consultation and executions of UNESCO programs in Italy.

He has served on the board of TPG-TNT and of FIAT, on the Advisory Board of the Council on Foreign Relations and of the board of the Perez Center for Peace, Chairman of the board of GSMA, the International organization of mobile operators, member of the board of directors of PetroChina and member of the European Roundtable of Industrialists. He has also served on different public assignments: in 1999 he was appointed as special representative of the Italian government for the reconstruction of Kosovo; between 2001 and 2003 he was the Chairman of La Biennale di Venezia and between 2004 and 2014 he was the Chairman of Mart of Trento and Rovereto. Currently he is Chairman of the Fondazione La Quadriennale di Roma, the national institution aimed at promoting the Italian contemporary art.

POSITIONS AND FUNCTIONS

•	CartaSì S.p.A., Chairman of the Board of Directors

•	Istituto delle Banche Popolari Italiane S.p.A., Chairman of the Board of Directors

•	FB Group, Chairman

MARELLA MORETTI

Italian citizen

Professional address :

Fiat Chrysler Finance et Services—Paris

Marella Moretti was born in Turin, Italy, on November 4, 1965. She is a graduate of the “Amministrazione Aziendale” Business School of the University of Turin, specialising in Finance.

Since 2005, she has been Chief Financial Officer of Fiat Chrysler Finance et Services in Paris.

Ms. Moretti also currently holds the following other positions within the Fiat Chrysler Automobiles and CNH Industrial groups in France.

Since 2009, she has been Managing Director (Directeur General delegué) and Board member of CNH Industrial Financial Services, the captive finance company for CNH Industrial in Europe region, regulated by the French Central Bank Authority ACPR.

Since 2011, she has been Chief Executive Officer and Board member of CNH Industrial Finance France.

Since 2011, she has served as a member of the Board of Directors of Fiat Chrysler Finance Europe.

She started her career in 1988 as International Corporate Finance Analyst at Fiat SpA in Italy. From 1991 to 1996 she worked as head of Financial Planning and Control at Fiat France, in Paris. Ms. Moretti then went on to hold several successive positions at Fiat France: Head of Corporate Finance (1996-1998); Deputy Chief Financial Officer (1998-1999) and Chief Financial Officer (2000-2005).

She has also served from 2011 to 2014 as an independent member of the Supervisory Board and of the Audit Committee of Unibail-Rodamco, Europe’s leading commercial property company, listed on the Paris Stock Exchange (CAC 40 and Euro Stoxx 50 indices).

She is a member of MEDEF Europe commission (French employers’ confederation), of the NGO Care France and of the Women Corporate Directors organization (international chapter).

CAMILLA ANTONINI

Writer and business reporter at L’ÉCO, a weekly newspaper Italian citizen

Play Bac Presse 14 bis rue des Minimes 75003

Camilla Antonini was born in Rome, Italy on May 19, 1966.

She holds a Law degree from the University of La Sapienza (Rome, Italy).

From 1994 to 1998 she worked at the Enrico Navarra Gallery in Paris. She was notably in charge of the English version of the Marc Chagall conference during the 1994 “Le French May” art festival for the inauguration of the Chagall exhibition organized by the gallery in Hong Kong.

Since 2012, she has been working as a business reporter for L’ECO (Play Bac Presse), a prize-winning economic weekly newspaper aimed at young adults. Each week, Mrs. Antonini interviews a high-profile person about his or her professional career.

As a writer, she contributed to the Arrigo Cipriani books L’ltalie simplissime (published in Paris in 2008) and Simply Italian (published in New York in 2013). She also translates books (among them, a translation from “Tree Shaker. The story of Nelson Mandela, by Bill Keller, The New York Times, 2008) and has worked on various art catalogs and DVDs.

She is a founding member of the Clara Literary Prize jury, a short story competition open to young people under the age of 17, since 2007.

ANNA JONES

Co-founder of AllBright

Co-founder and Executive Chairman of ShareStyle

British citizen.

Business Address: AllBright 4 Winsley St, Fitzrovia, London W1W 8HF

Anna Jones was born in Harrogate on 27th March 1975. She holds a degree in International Business Management from the University of Newcastle Upon Tyne (United Kingdom), and is a graduate of the Ecole Supérieure de commerce of Marseille (France).

Ms. Jones began her career in 1997 as an Account Executive at Ketchum, a global public relations agency. In 1999, she became an International Product Manager at Acclaim UK, a video games publisher. From 2000 to 2005 she served as a Marketing Manager at Emap, one of the largest and most diversified publishers in the UK at that time.

In 2005, she joined Hachette Filipacchi UK Ltd as Marketing Director, before being appointed Digital and Strategy Director and a member of the Board of Directors of Hachette Filipacchi UK in 2008.

In 2011, following Hearst Corp.’s acquisition of Hachette Filipacchi Media, Ms. Jones was appointed Chief Operating Officer of Hearst Magazines UK, working to integrate the Hachette and Hearst businesses in order to transform the company into a modern, brand and digital-centric, diversified media company. In this position, she had oversight over all publishing directors and editors, the marketing department and brand P&L’s.

From 2014 to February 2017, she served as Chief Executive Officer of Hearst Magazines UK, as well as the Chairman of Comag, the U.K.‘s most innovative third-party marketing and distribution company for newsstand products.

Then, in October 2016, she co-founded AllBright, a ground-breaking funding and support platform dedicated to sourcing, nurturing and backing the most outstanding female-led companies in the UK.

In January 2017, she co-founded ShareStyle, a digital marketplace aggregating and curating life and style services from a range of creative talent, where she serves as its Executive Chairman.

She is a member of the Board of Directors of the Creative Industries Federation (a national membership organisation for the public arts, cultural education and creative industries).